Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Hess Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Hess Corporation, and the effectiveness of internal control over financial reporting of Hess Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

New York, New York	/s/ Ernst & Young LLP
August 23, 2010	Ernst & Young LLP